Exhibit 10.8

PERFORMANCE SHARES

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of _______, 202_, between PHX Minerals Inc., a Delaware corporation (“Company”), and _____________ (“Grantee”). The Company and Grantee are referred to herein each individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company has adopted the Amended and Restated PHX Minerals Inc. 2021 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”); and

WHEREAS, the Company desires to grant to Grantee restricted shares of Common Stock, $0.01666 par value (the “Common Stock”), of the Company in order to carry out the purpose of the Plan.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Grant of Restricted Stock; Plan.

(a) Grant. Pursuant to Section 11(a) of the Plan, the Company hereby issues to Grantee __________ shares of Common Stock, on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. These shares and any shares of Common Stock hereafter acquired by Grantee with respect to such shares whether by way of stock split, stock dividend, combination, reclassification, reorganization or any other means, are referred to herein as the “Shares.” The grant of the Shares is made in consideration of the services to be rendered by the Grantee to the Company.

(b) Plan. The terms of this Agreement and the rights and responsibilities of the Company and Grantee shall be governed by the Plan. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Restrictions; Rights as a Stockholder.

(a) Except as otherwise provided in this Agreement or the Plan, Grantee may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber, any unvested Shares, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Any attempt to sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber, any of the Shares or the rights relating thereto prior to the Shares becoming vested shall be null and void and without force or effect. Any dividends declared on any unvested Shares prior to the date such Shares vest shall be retained by the Company and paid to the Grantee, without interest, as soon as practicable following the date such Shares vest (but in no event later than March 15th of the calendar year following the year in which the Shares vest).

(b) Subject to the provisions and limitations hereof, Grantee may, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Shares, including the right to vote and to receive dividends.

3. Vesting and Forfeiture.

(a) Vesting. Except as otherwise provided herein, the Shares will vest in accordance with Exhibit B hereto, provided that any conditions and performance goals set forth in Exhibit B have been satisfied.

(b) Forfeiture of Unvested Shares upon Cessation of Employment. Subject to subsections (c), (d) and (e) below, in the event that Grantee ceases to be employed by the Company, for any reason or no reason, with or without Cause (as defined in that certain Amended and Restated Change-in-Control Executive Severance Agreement, by and between Grantee and the Company, effective as of __________) (the “Change-in-Control Agreement”), at any time before all of the Shares have vested, Grantee’s unvested Shares shall be automatically forfeited to the Company upon such cessation of employment without any payment or consideration by the Company, and the Company shall have no further obligations to Grantee under this Agreement.

(c) Death, Disability and Change in Control of the Company. If, at any time before all of the Shares have vested:

(i)
Grantee dies or becomes totally disabled; or

(ii)
A Change in Control (as defined in the Plan) of the Company occurs and Grantee’s employment with the Company is terminated by the Company without Cause or by Grantee for Good Reason (as defined in the Change-in-Control Agreement), and Grantee’s date of termination occurs (or, in the case of Grantee’s termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date of the Change in Control and ending on the date that is three years following the Change in Control;

then Grantee shall acquire a vested interest in a minimum of 100% of the Shares, subject to upward, but not downward, adjustment based upon the performance standards outlined in Exhibit B hereto on the first to occur of (i) Grantee’s date of death or total disability or (ii) the date of the termination without Cause or for Good Reason following a Change in Control of the Company.

(d) Retirement. If Grantee retires after reaching age 65 years or after completing 20 years of continuous employment with the Company (whichever occurs first), then: either (i) if Grantee has served as __________ of the Company for less than 18 months of the term covered by this Agreement, a pro rata portion of the Shares shall continue to be eligible for vesting following such retirement, subject to meeting the performance standards and vesting requirements set forth in Exhibit B hereto as determined by the Compensation Committee in its sole discretion, based on the number of months Grantee is employed by the Company while this Agreement is in effect, with a beginning date of _________, 202_, divided by 36 months, or (ii) if Grantee has served as __________ of the Company for 18 months or longer of the term covered by this

Agreement, all of the Shares shall continue to be eligible for vesting following such retirement, subject to meeting the performance standards and vesting requirements set forth in Exhibit B hereto as determined by the Compensation Committee in its sole discretion; provided, however, that Grantee must (X) provide at least 12 months’ prior written notice to the Company of date of retirement, (Y) sign a non-solicitation, non-competition and non-disparagement agreement in a form agreeable to the Company, and (Z) not be under a performance improvement plan issued by the Board of Directors of the Company to Grantee. If the date of Grantee’s retirement is after the 14th day of the month, then Grantee is deemed to be employed for the entire month for purposes of vesting under this Section 3(d). If the date of Grantee’s retirement is on or before the 14th day of the month, such month is not included in the number of months employed for purposes of vesting under this Section 3(d).

(e) Stock Price Performance. The number of the Shares to vest hereunder is subject to certain performance standards as outlined in Exhibit B hereto. Any performance Shares that do not vest shall be forfeited to the Company.

4. Issuance of Shares; Forfeiture of Unvested Shares.

(a) The Shares will be issued in book entry form only and will be designated as restricted shares on the stock records of the Company held by its stock transfer agent, Computershare Limited, Providence, Rhode Island (or such other stock transfer agent at the applicable time, the “Stock Transfer Agent”). Once the Shares have vested, the Company shall promptly notify the Stock Transfer Agent to remove all written restrictions on transfer of such Shares. The Company and Grantee agree to provide all documentation and instructions requested by the Stock Transfer Agent to accomplish the foregoing.

(b) In the event any unvested Shares do not vest and are forfeited to the Company, such Shares shall be automatically cancelled, and the Company shall provide notice to the Stock Transfer Agent of the cancellation of the forfeited Shares, along with any other documentation and information requested by the Stock Transfer Agent. From and after the time any Shares have been forfeited, Grantee shall cease to have, and may not exercise, any of the privileges or rights of a stockholder with respect to such forfeited Shares, including the right to receive any dividends.

5. Securities Law Compliance; Investment Representations. Grantee understands and acknowledges that the issuance and transfer of the Shares shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Grantee understands that the Company is under no obligation to register the Shares with the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any stock exchange to effect such compliance.

6. Adjustments for Stock Splits, Stock Dividends, Etc. If any change is made to the outstanding Common Stock or the capital structure of the Company prior to the vesting of the Shares, if required, the Shares shall be adjusted or terminated in any manner as contemplated by Section 14 of the Plan.

7. Section 83(b) Election. Grantee understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between any consideration paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the Shares becoming vested pursuant to the terms and conditions of this Agreement. Further, with respect to officers, directors and 10% stockholders, “restriction” also means the six-month period after the purchase of the Shares during which sales of certain securities by Grantee would give rise to liability under Section 16(b) of the Securities Exchange Act of 1934 (the “Section 16(b) Period”).

Grantee understands that Grantee may elect to be taxed at the time the Shares are granted rather than when Shares vest or the Section 16(b) Period expires, by filing an election under Section 83(b) of the Code with the Internal Revenue Service, in substantially the form attached hereto as Exhibit A, within thirty (30) days after the date of this Agreement. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. Grantee further understands that failure to make this filing in a timely manner will result in the recognition of ordinary income by Grantee when the Shares vest, or after the expiration of the Section 16(b) Period (if applicable), on any difference between the purchase price and the fair market value of the Shares at the time such restrictions lapse. GRANTEE ACKNOWLEDGES AND AGREES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE.

8. Withholding of Taxes. At the time any of the Shares become vested, Grantee agrees to make adequate provision with the Company for the minimum federal and state obligations for withholding of taxes, if any, which arise in connection with such vesting (the “Withholding Obligation”). To satisfy the Withholding Obligation, Grantee shall be required to either (a) deliver sufficient Shares of Common Stock to the Company to cover such Withholding Obligation, if any, at the time any Shares become vested or (b) pay the amount of the Withholding Obligation by providing cash or a check made payable to the Company. Any Shares of Common Stock so delivered by Grantee to pay the Withholding Obligation shall be valued at the closing price of the Shares on the New York Stock Exchange or such other stock exchange that the Shares may be listed on the day of vesting.

9. General Provisions.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b) Waiver; Amendment. No provision of this Agreement shall be waived, amended, modified or supplemented, either generally or in any particular instance, except in a writing signed by the Company and Grantee.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns. No transfer of any of the Shares shall be effective unless the transferee first agrees in writing to all of the terms hereof.

(d) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery, delivery by a recognized overnight delivery service or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other Party hereto at the address shown on the signature page to this Agreement, or at such other address or addresses as either Party shall designate to the other in accordance with this Section 9(d).

(e) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous agreements and understandings with respect to such subject matter.

(f) Governing Law. This Agreement and any claims arising hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

(g) Legends. In accordance with the Plan and this Agreement, a legend may be placed on any certificate(s) or other document(s) delivered to Grantee or reflected in the records of the Stock Transfer Agent, indicating restrictions on transferability of the Shares pursuant to this Agreement, the Plan or any other restrictions that the Compensation Committee may deem advisable under the rules, regulations and other requirements of the SEC, any applicable federal or state securities laws or any stock exchange on which the Shares are then listed or quoted.

(h) Headings. The section headings contained in this Agreement are included for convenience of reference only and are not intended by the Parties to be a part of or to affect the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j) Acceptance; Imposition of Other Requirements. Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. Grantee has read and understands the terms and provisions thereof and hereof and accepts the Shares subject to all of the terms and conditions of the Plan and this Agreement. The Company reserves the right to impose other requirements on participation in the Plan, on this award and on any Shares received under the Plan, to the extent the Company determines it is necessary or advisable in order to facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

THE VESTING OF SHARES PURSUANT TO THIS AGREEMENT IS EARNED BY GRANTEE’S CONTINUED EMPLOYMENT WITH THE COMPANY, AND, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE FORFEITURE OF ANY UNVESTED SHARES UPON TERMINATION OF EMPLOYMENT IS ABSOLUTE,

WHETHER THE TERMINATION IS VOLUNTARY OR INVOLUNTARY, OR WITH OR WITHOUT CAUSE.

NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS GIVING THE GRANTEE ANY RIGHT TO BE RETAINED, IN ANY POSITION, AS AN EMPLOYEE OF THE COMPANY DURING THE VESTING PERIOD HEREUNDER OR ANY OTHER PERIOD.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: PHX MINERALS INC.

By:

GRANTEE:

______________

Address of Grantee on file with the Company

PHX Minerals Inc.

Exhibit A

SAMPLE ELECTION PURSUANT TO SECTION 83(B) OF THE INTERNAL REVENUE CODE

Internal Revenue Service

[IRS Service Center

where Form 1040 is filed]

Re: Section 83(b) Election

Dear Sir or Madam:

The following information is submitted pursuant to section 1.83-2 of the Treasury Regulations in connection with this election by the undersigned under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

1. The name, address and taxpayer identification number of the taxpayer are:

Name:

Address:

Social Security Number:

2. The following is a description of each item of property with respect to which the election is made:

________________ restricted shares of common stock, $ 0.01666 par value per share (the “Shares”), of PHX Minerals Inc., a Delaware corporation (the “Company”), granted pursuant to the Amended and Restated PHX Minerals Inc. 2021 Long-Term Incentive Plan and a Restricted Stock Award Agreement, dated as of ___________, 202_.

3. The property was transferred to the undersigned on:

Restricted stock grant date: ________________________

The taxable year for which the election is made is:

Calendar Year ___________

4. The nature of the restriction to which the property is subject:

The Shares may not be directly or indirectly sold, exchanged, transferred, pledged, assigned or otherwise disposed of, except with the consent of the Board of the Company. The Shares are subject to automatic forfeiture to the Company upon the occurrence of

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certain events. This forfeiture provision lapses with regard to a portion of the Shares based upon time and meeting certain conditions and performance goals.

5. The following is the fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the property with respect to which the election is made:

$__________________ (_____________ Shares at $__________ per share).

The property was transferred to the taxpayer pursuant to the grant of an award of restricted stock.

6. The following is the amount paid for the property:

No monetary consideration was provided in exchange for the Shares.

7. A copy of this election has been furnished to the Company for which the services were performed by the undersigned.

Please acknowledge receipt of this election by date or received-stamping the enclosed copy of this letter and returning it to the undersigned. A self-addressed stamped envelope is provided for your convenience.

Very truly yours,

Date:

[Grantee’s Name]

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PHX Minerals Inc.

Exhibit B

Determination of Shares to Vest Performance Standards

VESTING

Except as otherwise provided in Section 3(c) or Section 3(d) of the Restricted Stock Award Agreement (the “Award Agreement”), the Shares shall vest in their entirety on _________, 20__ (the “Vesting Date”), subject to the terms and conditions set forth in this Exhibit B. Upon the Vesting Date, the number of Shares to vest shall be determined in accordance with the performance of the market price of the Common Stock as outlined below. Shares not vested will be forfeited to the Company.

DEFINITIONS

Capitalized terms used but not defined in this Exhibit B shall have the meanings ascribed to such terms in the Award Agreement.

CAGR (Compound Annual Growth Rate) – The average annual growth rate of the per Share price of the Company over the Performance Period between the Initial Share Price and the Final Share Price.

Company Total Stockholder Return (“TSR”) – The quotient, expressed as a percentage rounded to the nearest hundredth, determined by dividing (i) the sum of (a) Final Share Price minus the Initial Share Price and (b) the aggregate per share amount of all dividends declared and paid by the Company during the Performance Period; by (ii) the Initial Share Price.

Final Peer Group Price – The per share price as listed on the respective stock exchange of each of the Peer Group companies at the end of the Performance Period based on an average of the closing prices for the Peer Group companies for the twenty (20) trading days prior to the Vesting Date, including the closing price of each of the Peer Group companies on the Vesting Date.

Final Share Price – The per share price of the Company’s Common Stock as listed on the NYSE at the end of the Performance Period based on an average of the closing prices for the Shares for the twenty (20) trading days prior to the Vesting Date, including the closing price on the Vesting Date, or in the event of a Change in Control of the Company involving the acquisition of the Company, the actual per share price of the Company’s Common Stock paid in connection with such sale. If a member of the Peer Group companies is acquired or is otherwise no longer publicly traded on a national securities exchange, such Peer Group company shall be removed from the Peer Group and shall not be replaced with another company.

Initial Share Price – $____, the average of the closing price per share of the Company’s Common Stock as listed on the NYSE for the twenty (20) trading days ending on _________, 202_.

Initial Peer Group Price – The average of the closing price per share of each of the Peer Group companies as quoted on the respective stock exchange of each of the Peer Group Companies for the twenty (20) trading days ending on ____________, 202_.

Peer Group – The Company’s Peer Group is defined as the following companies:

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

11.

12.

13.

14.

15.

Peer Group TSR – For each of the companies listed in the peer group, the quotient, expressed as a percentage rounded to the nearest hundredth, determined by dividing (i) the sum of (a) the Final Peer Group Price for each Peer Group company minus the Initial Peer Group Price for each Peer Group company and (b) the aggregate per share amount of all dividends declared and paid by the particular Peer Group Company, if applicable during the Performance Period; by (ii) the Initial Peer Group Price. The Peer Group TSR shall be initially calculated on an individual Peer Group company basis. If a member of the Peer Group companies is acquired or is otherwise no longer publicly traded on a national securities exchange, such Peer Group company shall be removed from the Peer Group and shall not be replaced with another company.

Performance Period – The period beginning on __________, 202_ and ending on the Vesting Date; provided, however, that if there is a Change in Control of the Company prior to the Vesting Date, the Performance Period shall be measured as of the date of the Change in Control of the Company.

Vesting Date – _________, 20__ or, if earlier, the date of a Change in Control in the Company.

DETERMINATION OF NUMBER OF SHARES TO VEST

Vesting of Performance Based Awards Based on Relative TSR

1. Relative TSR. 50% of the Performance Shares granted pursuant to the Award Agreement will vest in accordance with the schedule provided below:

Level	Relative TSR	Percentage of Shares Vesting
Maximum	Above 75th Percentile	187.5%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Below the 25th Percentile	0%

“Relative TSR” refers to the percentile rank of the Company TSR as compared to the Peer Group TSR of all Peer Group companies. To the extent that the Relative TSR percentile falls between levels listed in the schedule above, the percentage of Performance Shares vesting will increase on a pro rata basis using linear interpolation. For example, if the Relative TSR percentile is at the 70th Percentile, then the recipient will be entitled to have 170% of the Performance Shares subject to the Relative TSR (being 50% of the Performance Shares) vest.

2. Company TSR. The remaining 50% of the Performance Shares granted pursuant to the Award Agreement will vest in accordance with the schedule provided below:

Level	Three-Year CAGR	Percentage of Shares Vesting
Maximum	20% or Higher	187.5%
Target	10%	100%
Threshold	5%	50%
Below Threshold	Below 5%	0%

To the extent that the Company TSR falls between levels listed in the schedule above, the percentage of Performance Shares vesting will increase on a pro rata basis using linear interpolation. For example, if the three-year CAGR is at the 15% level, then the recipient will be entitled to have 143.75% of the Performance Shares subject to the Company TSR (being 50% of the Performance Shares) vest.